Exhibit 10.4

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 1 TO AMENDED AND RESTATED

TECHNOLOGY AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED TECHNOLOGY AGREEMENT (this “Amendment”), dated as of this 23rd day of November, 2009, is by and between Santa Barbara Bank & Trust (“SBBT”), a division of Pacific Capital Bank, N.A., a national banking association, with its principal office at 5770 Oberlin Drive, San Diego, CA, and Jackson Hewitt Technology Services LLC (“JHTSL”), a Delaware limited liability company, with its principal office at 501 N. Cattlemen Road, Suite 300, Sarasota, Florida 34232.

W I T N E S S E T H:

WHEREAS, SBBT and JHTSL are parties to that certain Amended and Restated Program Agreement, dated September 21, 2007, as such terms are amended from time to time (the “Agreement”); and

WHEREAS, the parties wish to amend certain terms of the Agreement for the 2010 Tax Season as more fully set forth herein.

NOW THEREFORE, in consideration of the promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 1.1 (b) of the Agreement is hereby modified to read as follows:

“Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of SBBT or another financial institution that provided financial products facilitated by EROs and such customer received a RAL or a funded Federal AR from SBBT or such other financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer.” Funded shall mean the customers IRS or State deposit is large enough to pay the Federal or State Account Handling Fee and Technology Fee.

2.	The definition of “Resource Rate” in Section 1.1 (g) is modified to read as follows:

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3.	Section 1.5 (c) of the Agreement is hereby modified to read as follows:

SBBT shall pay to JHTSL for Tax Season 2010 [*].

4.	Section 1.6 of the Agreement is hereby modified to read as follows:

Additional Fees. For Tax Season 2010, SBBT shall pay additional consideration to JHTSL for additional services performed and additional resources required to support expansion in the Program over such Tax Season. [*]

5.	Schedule A of the Agreement shall be nullified and replaced with Schedule A, attached hereto.

6.	Except as expressly amended and modified hereby, the Agreement shall otherwise remain in full force and effect. Whenever a provision of the Agreement is contrary or inconsistent with a provision of this Amendment, the terms of the Amendment shall control. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

7.	This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have set forth their signatures as of the date first above written.

SANTA BARBARA BANK & TRUST, a division of Pacific Capital Bank, N.A., a National Banking Association		JACKSON HEWITT TECHNOLOGY SERVICES LLC, a Delaware limited liability company

By:	/s/ Douglas A. Burcombe	By:	/s/ Harry W. Buckley
	Douglas A. Burcombe		Harry W. Buckley
	Vice President		President and Chief Executive Officer

EXHIBIT A

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